EXHIBIT 99.1

Letter from the President

2005 Annual Report

Dear Stockholders:

Beginning with the 1st quarter of 2004, 2 years ago, Southwall has been on a path of financial recovery. During 2004 and 2005, the Company generated about $8 million in operating cash flow and nearly $7 million in free cash flow. This was accomplished despite minimal revenue growth and with one of our key markets, plasma displays, experiencing a nearly 30% decline in average selling prices. We’ve had positive net income before deemed dividends for the last 7 quarters. As a result of this performance, Southwall has been able to increase its cash balance, reduce its debt, and begin to invest in people and programs focused on its future.

Let’s first look at the key financial metrics for 2005. Our revenues declined 5% from the 2004 level, to $54.8 million, which reduced our gross margins year-over-year from 36% to 32%. During 2005, we spent just over 9% of sales on R&D, a 60% increase in absolute dollars spent from the year earlier. I will discuss the reasons behind this dramatic increase below. Income from operations was $4.2 million for the year, yielding a net income in 2005 of $3.3 million before the deemed dividend on the preferred stock. Our cash and cash equivalents on the balance sheet increased just over $2 million during the year to $6.6 million. We paid off $1.6 million in debt during the year. Stockholders’ equity improved $1.4 million during the year. All in all, 2005 was a solid year for the Company.

In January of 2006, Southwall announced that it was closing its 25-year old manufacturing facility in Palo Alto, California. This plant and its employees have served the Company well over the years, but with increasing costs, old equipment, and a continued expectation of little sales growth in 2006, we’ve decided to place our entire manufacturing requirements into our 6-year old Dresden facility. Southwall Europe GmbH is now able and qualified to make all of our products for our four market segments - auto, display, window film, and architectural. Furthermore, because of the German facility’s modern equipment and highly skilled workforce, the cost and quality of these products are excellent. With a fully loaded German plant in 2006, and a reduction of the fixed costs associated with the Palo Alto facility, we anticipate a substantial improvement in gross margins. We will continue to have a presence in Silicon Valley. Our corporate HQ, along with R&D and sales, will be located there.

As I had mentioned above, Southwall is spending a greater percentage of its revenues on R&D - almost 10% last year. We expect to continue to spend at an even higher level in 2006. Here are some of the programs that we’re working on. First, our continued efforts to wean ourselves from the costly raw material indium are expected to take increased effort and costs in 2006. We are now working with new metals and alloys at the full manufacturing-scale level. As we produce new product compositions, we need a complete set of measurements and tests (many of them long-term in nature) to validate a replacement material system. With a history of 25 years of using indium this task has not been simple, quick, or inexpensive. We are, however, gaining rapid insight into the characteristics of these less expensive materials, and we are increasingly excited by the possibilities. Customer evaluations are underway in a couple of our markets and commercialization possibilities exist for late 2006 and early 2007 for several of our products.

A second area where our engineering and research money is being spent involves new products for the plasma display industry. As I mentioned last year in my letter to stockholders, this fast-growing market has been largely inaccessible to Southwall’s products because of the high level of EMI shielding required to meet FCC and VDE (European) safety requirements. Our sputtered thin films can be made only conductive enough to allow for a few display manufacturers to meet these stringent shielding requirements. Additionally, the price pressures in the flat panel industry are such that it has been difficult to maintain acceptable gross margins once a product has been qualified. And lastly, the product life-cycle in the plasma television business is about 12 months, placing additional pressures on product engineering and manufacturing. Our expectations of introducing new, lower-cost plasma display filter products in 2005 did not materialize, and thus our revenues declined year-on-year. We will continue to spend R&D efforts in this market as we attempt to find products that can meet the performance requirements as well as the cost targets.

In June of 2005, Southwall hired Dr. Neil Bergstrom as its senior vice president and chief technology officer. Dr. Bergstrom holds a PhD. from U.C. Berkeley and has over 30 years experience in a number of small and large Silicon Valley companies. His expertise in materials, optics, micro-fabrication, and displays gives him a perfect background to work in some of the new areas that the Company has targeted for future growth. One of the first things that Dr. Bergstrom did upon joining the Company was to hire a number of experienced top-notch scientists and engineers to begin the process of rebuilding the Company’s product and technology foundation. Without alerting our competitors too much, I can say that this capable team will be focused on new technology, outside of our normal domain expertise - magnetron sputtering. We don’t expect immediate results, but we do plan on these new products first coming into the market in the 2008 timeframe. I’ll tell you more as soon as we begin to see results.

The last thing that I want to mention about the future of Southwall has to do with something that’s on nearly everyone’s mind today - energy. The origins of Southwall can be traced back to the 1973 oil embargo, from which came the idea to improve the energy efficiency of insulating glass. These early efforts resulted in the development of Heat Mirror® film, an innovative product that led a world-wide revolution in the improvement in window energy performance. Southwall believes that the energy issue is back for the long term. As such, the Company is looking to focus more of its resources, both technical and commercial, in this area. We will in the coming months begin to talk publicly about some of the initiatives that are presently underway. Stay tuned!

In summary, 2005 was a year of solid performance. Our challenge to find growth and continued profitability will require new technology and new initiatives. We think that 2006 will be an exciting year of change for the Company, and we look forward to telling you about the results of these changes as they happen.

Thank you for your continued interest and support in Southwall.

Sincerely yours,

Thomas G. Hood
President and Chief Executive Officer